Exhibit 3.1

Amended and restated BYLAWS

OF

Ooma, inc.

(Adopted and approved on June 3, 2015, as amended through September 8, 2023)

Article I CORPORATE OFFICES		3
1.1	REGISTERED OFFICE.	3
1.2	OTHER OFFICES.	3
Article II MEETINGS OF STOCKHOLDERS		3
2.1	PLACE OF MEETINGS.	3
2.2	ANNUAL MEETING.	3
2.3	SPECIAL MEETING.	4
2.4	ADVANCE NOTICE PROCEDURES.	4
2.5	NOTICE OF STOCKHOLDERS’ MEETINGS.	12
2.6	ADJOURNED MEETING; NOTICE.	12
2.7	QUORUM.	12
2.8	CONDUCT OF BUSINESS.	13
2.9	VOTING.	13
2.10	NO STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING.	14
2.11	WAIVER OF NOTICE.	14
2.12	RECORD DATE FOR STOCKHOLDER NOTICE; VOTING.	14
2.13	PROXIES.	15
2.14	INSPECTORS OF ELECTION.	15
Article III DIRECTORS		16
3.1	POWERS.	16
3.2	NUMBER OF DIRECTORS.	16
3.3	ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS.	16
3.4	RESIGNATION AND VACANCIES.	16
3.5	PLACE OF MEETINGS; MEETINGS BY TELEPHONE.	17
3.6	REGULAR MEETINGS.	17
3.7	SPECIAL MEETINGS; NOTICE.	17
3.8	QUORUM AND VOTING.	17
3.9	WAIVER OF NOTICE.	18
3.10	BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING.	18
3.11	FEES AND COMPENSATION OF DIRECTORS.	18
3.12	REMOVAL OF DIRECTORS.	18
3.13	EMERGENCY BYLAWS.	18
Article IV COMMITTEES		19
4.1	COMMITTEES OF DIRECTORS.	19
4.2	COMMITTEE MINUTES.	19
4.3	MEETINGS AND ACTION OF COMMITTEES.	19
4.4	SUBCOMMITTEES	20
Article V OFFICERS		20
5.1	OFFICERS.	20
5.2	APPOINTMENT OF OFFICERS.	20
5.3	SUBORDINATE OFFICERS.	20
5.4	REMOVAL AND RESIGNATION OF OFFICERS.	21
5.5	VACANCIES IN OFFICES.	21
5.6	THE CHAIRPERSON OF THE BOARD.	21
5.7	LEAD NON-MANAGEMENT DIRECTOR.	21
5.8	THE VICE CHAIRPERSON OF THE BOARD.	21

5.9	CHIEF EXECUTIVE OFFICER.	21
5.10	PRESIDENT.	22
5.11	VICE PRESIDENTS.	22
5.12	SECRETARY AND ASSISTANT Secretaries.	22
5.13	CHIEF FINANCIAL OFFICER and assistant treasurers.	23
5.14	REPRESENTATION OF SHARES OF OTHER CORPORATIONS.	23
5.15	AUTHORITY AND DUTIES OF OFFICERS.	23
Article VI INDEMNIFICATION		23
6.1	indemnification of directors and officers in third party proceedings.	23
6.2	INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION.	24
6.3	SUCCESSFUL DEFENSE.	24
6.4	INDEMNIFICATION OF OTHERS.	24
6.5	ADVANCED PAYMENT OF EXPENSES.	25
6.6	LIMITATION ON INDEMNIFICATION.	25
6.7	DETERMINATION; CLAIM.	26
6.8	NON-EXCLUSIVITY OF RIGHTS.	26
6.9	INSURANCE.	26
6.10	SURVIVAL.	26
6.11	EFFECT OF REPEAL OR MODIFICATION.	26
6.12	CERTAIN DEFINITIONS.	26
Article VII RECORDS AND REPORTS		27
7.1	MAINTENANCE AND INSPECTION OF RECORDS; list of stockholders entitled to vote.	27
Article VIII stock		28
8.1	STOCK CERTIFICATES.	28
8.2	LOST, STOLEN OR DESTROYED CERTIFICATES.	28
8.3	SPECIAL DESIGNATION ON CERTIFICATES.	28
8.4	TRANSFER OF STOCK.	29
8.5	STOCK TRANSFER AGREEMENTS.	29
Article IX GENERAL MATTERS		29
9.1	CHECKS.	29
9.2	EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS.	29
9.3	CONSTRUCTION; DEFINITIONS.	29
9.4	DIVIDENDS.	30
9.5	FISCAL YEAR.	30
9.6	REGISTERED STOCKHOLDERS.	30
9.7	TIME PERIODS.	30
Article X NOTICES		30
10.1	NOTICE BY ELECTRONIC TRANSMISSION.	30
10.2	NOTICE TO STOCKHOLDERS SHARING AN ADDRESS.	30
10.3	NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL.	31
Article XI AMENDMENTS		31

Amended and restated BYLAWS

OF

Ooma, inc.

Article I

CORPORATE OFFICES

1.1 REGISTERED OFFICE.

The registered office of the Corporation shall be fixed in the Corporation’s Certificate of Incorporation, as the same may be amended from time to time. References in these Bylaws to the Certificate of Incorporation shall mean the Certificate of Incorporation of the Corporation, as amended from time to time, including the terms of any Certificate of Designations of any series of preferred stock.

1.2 OTHER OFFICES

The Board of Directors may at any time establish other offices, and keep the books and records of the Corporation, except as may otherwise be required by law, at any place or places where the Corporation is qualified to do business.

Article II

MEETINGS OF STOCKHOLDERS

2.1 PLACE OF MEETINGS

Meetings of stockholders shall be held at any place, within or outside the State of Delaware, designated by the Board of Directors (or the chairperson of the Board of Directors in the absence of a designation by the Board of Directors). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation, stockholders’ meetings shall be held at the registered office of the Corporation.

2.2 ANNUAL MEETING

The annual meeting of stockholders shall be held each year on a date and at a time designated by resolution of the Board of Directors and stated in the Corporation’s notice of the meeting. The meeting shall be for the election of directors to succeed those whose terms expire and for the transaction of such business as may properly come before the meeting. The Board of Directors may postpone, reschedule or cancel at any time and for any reason any annual meeting of stockholders previously scheduled by the Board of Directors before it (or any adjournment) is to be held, regardless of whether any notice or public disclosure with respect to such meeting (or adjournment) has been sent or made pursuant to Section 2.5 of these Bylaws or otherwise, in which case notice shall be provided to the stockholders of the new date, time and place, if any, of the meeting as provided in Section 2.5 below.

2.3 SPECIAL MEETING.

(i) Subject to the rights of the holders of the shares of any series of preferred stock that have been expressly granted the right to call a special meeting of the holders of such series, a special meeting of the stockholders, other than those required by statute, may be called at any time by (A) the Board of Directors, (B) the chairperson of the Board of Directors, (C) the chief executive officer or (D) the president (in the absence of the chief executive officer). Special meetings of stockholders may not be called by any other person or persons. The Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting of stockholders at any time and for any reason before it (or any adjournment) is to be held, regardless of whether any notice or public disclosure with respect to such meeting (or adjournment) has been sent or made pursuant to Section 2.5 of these Bylaws or otherwise, in which case notice shall be provided to the stockholders of the new date, time and place, if any, of the meeting as provided in Section 2.5 below.

(ii) The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors, the chairperson of the Board of Directors, the chief executive officer or the president (in the absence of a chief executive officer). Nothing contained in this Section 2.3(ii) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

2.4 ADVANCE NOTICE PROCEDURES.

(i) Advance Notice of Stockholder Business. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be brought: (A) pursuant to the Corporation’s proxy materials with respect to such meeting, (B) by or at the direction of the Board of Directors, or (C) by a stockholder of the Corporation who (1) is a stockholder of record at the time of the giving of the notice required by this Section 2.4(i) and on the record date for the determination of stockholders entitled to vote at the annual meeting, (2) has timely complied in proper written form with the notice procedures set forth in this Section 2.4(i) in all applicable respects, and (3) has delivered a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry any such proposal and has included in such materials the Solicitation Notice (as defined below) (or if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 2.4, has not solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice). In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to these Bylaws and applicable law. Except for proposals properly made in accordance with Rule 14a-8 under the 1934 Act (as defined below), and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations), and included in the notice of meeting given by or at the direction of the Board of Directors, for the avoidance of doubt, clause (C) above shall be the exclusive means for a stockholder to bring business before an annual meeting of stockholders.

(a) To comply with clause (C) of Section 2.4(i) above, a stockholder’s notice must set forth all information required under this Section 2.4(i), and any updates or supplements thereto at the times and in the forms required by this Section 2.4, and must be timely received by the secretary of the Corporation. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation not later than 5:00 p.m. Eastern Time on the ninetieth (90th) day nor earlier than 5:00 p.m. Eastern Time on the one-hundred and twentieth (120th) day before the one-year anniversary of the date on which the corporation first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or if the date of the annual meeting is advanced by more than thirty (30) days prior to or delayed by more than sixty (60) days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice by the stockholder to be timely, it must be so received by the secretary not earlier than 5:00 p.m. Eastern Time on the one-hundred and twentieth (120th) day prior to such annual meeting and not later than 5:00 p.m. Eastern Time on the later of (i) the ninetieth (90th) day prior to such annual meeting, or (ii) the tenth (10th) day following the day on which Public Announcement (as defined below) of the date of such annual meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 2.4(i)(a). “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or any successor thereto (the “1934 Act”).

(b) To be in proper written form, a stockholder’s notice to the secretary must set forth as to each matter of business the stockholder intends to bring before the annual meeting: (1) a brief description of the business intended to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the Bylaws, the text of the proposed amendment), and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business and any Stockholder Associated Person (as defined below), (3) a description of all agreements, arrangements and understandings between or among such stockholder and any such Stockholder Associated Person and any of its or their respective affiliates or associates, on the one hand, and any other person or persons, on the other hand, (including their names) in connection with the proposal of such business by such stockholder or any Stockholder Associated Person, (4) the class and number of shares of the Corporation that are held of record or are beneficially owned by the stockholder or any Stockholder Associated Person and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person, including any shares of any class or series of the Corporation as to which such stockholder or any Stockholder Associated Person has a right to acquire beneficial ownership at any time in the future, (5) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation (including without limitation any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Corporation or with a value derived in whole or in part from the value of any class or series of shares of the Corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of shares of the Corporation or otherwise, and any cash-settled equity swap, total return swap, synthetic equity position or similar derivative arrangement (any of the foregoing, a “Derivative Instrument”), as well as any rights to dividends on the shares of any class or series of shares of the Corporation that are separated or separable from the underlying shares of the Corporation), and a description of any other agreement, arrangement or understanding (including any short interest in any security of the Corporation (for purposes of this Bylaw a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any increase or decrease in the value of the subject security, including through performance-related fees (any of the foregoing, a “Short Interest”)) or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to any securities of the Corporation, (6) any proportionate interest in shares of the Corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder or any Stockholder

Associated Person or any of its or their respective affiliates or associates is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (7) any direct or indirect material interest in any material contract or agreement with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (8) any significant equity interests or any Derivative Instruments or Short Interests in any principal competitor of the Corporation held by such stockholder or any Stockholder Associated Person and/or any of its or their respective affiliates or associates, (9) any other material relationship between such stockholder or any Stockholder Associated Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand, (10) all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) or an amendment pursuant to Rule 13d-2(a) if such a statement were required to be filed under the 1934 Act and the rules and regulations thereunder by such stockholder or any Stockholder Associated Person and/or any of its or their respective affiliates or associates, (11) any other information relating to such stockholder or any Stockholder Associated Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such stockholder or any Stockholder Associated Person in support of the business or nomination proposed to be brought before the meeting pursuant to Section 14(a) (or any successor provision) under the 1934 Act and the rules and regulations thereunder; (12) such stockholder’s and any Stockholder Associated Person’s written consent to the public disclosure of information provided to the Corporation pursuant to this Section 2.4(b); (12) a complete written description of any agreement, arrangement or understanding (whether oral or in writing) (including any knowledge that another person or entity is Acting in Concert (as defined below)) with such stockholder or any Stockholder Associated Person) between or among such stockholder or any Stockholder Associated Person, any of its or their respective affiliates or associates and any other person Acting in Concert with any of the foregoing persons, (13) a representation that such stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person (including virtually in the case of a meeting conducted solely by means of remote communication) or by proxy at the meeting to propose such business or nomination, (14) any proxy, contract, arrangement, or relationship pursuant to which such stockholder or any Stockholder Associated Person has a right to vote, directly or indirectly, any shares of any security of the Corporation, (15) any material interest of the stockholder or a Stockholder Associated Person in such business, including any anticipated benefit to such stockholder or any Stockholder Associated Person, and (16) a statement (an affirmative statement of such intent being “Solicitation Notice”) whether either such stockholder or any Stockholder Associated Person intends to deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation’s voting shares required under applicable law to carry the proposal (such information provided and statements made as required by clauses (1) through (15), together with a Solicitation Notice, a “Business Solicitation Statement”). The disclosures to be made pursuant to the foregoing clauses (4), (5), (6) and (8) shall not include any information with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is such stockholder or any Stockholder Associated Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner. In addition, to be in proper written form, a stockholder’s notice to the secretary must be supplemented in writing (and such update shall clearly identify the information that has changed since the prior submission), if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for determining the stockholders entitled to notice of the meeting and (ii) 5:00 p.m. Eastern Time on the tenth (10th) business day prior to the meeting or any adjournment or postponement thereof. In the case of an update pursuant to clause (i) of the foregoing sentence, such update shall be received by the secretary at the principal executive office of the Corporation not later than five (5) business days after the record date for determining the stockholders entitled to notice of the meeting, and in the case of an update pursuant to clause (ii) of the foregoing sentence, such update shall be received by the secretary at the principal executive office of the Corporation not later than eight (8) business days prior to the date for the meeting, and, if practicable, any adjournment or postponement thereof. For the avoidance of doubt, the obligation to update as set forth in this paragraph shall not limit the Corporation’s rights with respect to any deficiencies in any notice provided by a stockholder, extend any applicable deadlines hereunder or enable or be deemed to permit a stockholder who has previously submitted notice hereunder to amend or update any proposal or nomination or to submit any new proposal, including by changing or adding nominees, matters, business and/or resolutions proposed to be brought before a meeting of stockholders.

(c) Without exception, no business shall be conducted at any annual meeting except in accordance with the provisions set forth in this Section 2.4(i) and, if applicable, Section 2.4(ii). In addition, business proposed to be brought by a stockholder may not be brought before the annual meeting if such stockholder or a Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Business Solicitation Statement applicable to such business or if the Business Solicitation Statement applicable to such business contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. Except as otherwise provided by law or these Bylaws, the chairperson of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 2.4(i) and, if applicable, Section 2.4(ii), and, if any proposed nomination or business is not in compliance herewith, to declare that such defective proposal or nomination shall be disregarded (and any such nominee shall be disqualified), including the circumstances described in Section 2.4(iv), including the provision to the Corporation of notices required under Rule 14a-19 under the 1934 Act in a timely manner. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that business was not properly brought before the annual meeting and in accordance with the provisions of this Section 2.4(i), and, if the chairperson should so determine, he or she shall so declare at the annual meeting that any such business not properly brought before the annual meeting shall not be conducted.

(ii) Advance Notice of Director Nominations at Annual Meetings. Notwithstanding anything in these Bylaws to the contrary, only persons who are nominated in accordance with the procedures set forth in this Section 2.4(ii) shall be eligible for election or re-election as directors at an annual meeting of stockholders. Nominations of persons for election or re-election to the Board of Directors of the Corporation shall be made at an annual meeting of stockholders only (A) by or at the direction of the Board of Directors or (B) by a stockholder of the Corporation who (1) was a stockholder of record at the time of the giving of the notice required by this Section 2.4(ii) and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has complied in all respects with the notice procedures set forth in this Section 2.4(ii). In addition to any other applicable requirements, for a nomination to be made by a stockholder, the stockholder must have given timely notice thereof in proper written form to the secretary of the Corporation. The number of nominees a stockholder may nominate for election at a meeting of stockholders (or in the case of a stockholder giving the notice on behalf of Stockholder Associated Person, the number of nominees a stockholder nominate for election at the meeting on behalf of such Stockholder Associated Person) shall not exceed the number of directors to be elected at such meeting.

(a) To comply with clause (B) of Section 2.4(ii) above, a nomination to be made by a stockholder must set forth all information required under this Section 2.4(ii) and, and to be timely, (x) must be received by the secretary of the Corporation at the principal executive offices of the Corporation at the time set forth in, and in accordance with, the final three sentences of Section 2.4(i)(a) above (y) must comply in all respects with the requirements of Section 14 of the 1934 Act, including without limitation, if applicable, the requirements of Rule 14a-19 (as such rule and regulations may be amended from time to time by the SEC, including any SEC Staff interpretations relating thereto) and (z) the Board of Directors or an executive officer designated thereby shall have determined that the stockholder has satisfied the requirements of this Section 2.4(ii). Notwithstanding anything in Section 2.4 or any other provision of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no Public Announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Director at least ninety (90) days prior to the one-year anniversary of the preceding year’s annual meeting (or, if the annual meeting is held more than thirty (30) days before or sixty (60) days after such anniversary date, at least ninety (90) days prior to such annual meeting), a stockholder’s notice required by this Section 2.4 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive office of the Corporation no later than 5:00 p.m. Eastern Time on the tenth (10th) day following the day on which such Public Announcement is first made by the Corporation.

(b) To be in proper written form, such stockholder’s notice to the secretary must set forth:

(1) as to each person (a “nominee”) whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class, series and number of shares of the Corporation that are held of record or are beneficially owned by the nominee and any Derivative Instruments held or beneficially held by the nominee, together with the date or dates such shares or Derivative Instruments were acquired and the investment intent of such acquisition, (D) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the nominee with respect to any securities of the Corporation, and a description of any other agreement, arrangement or understanding (including any Short Interest or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of the nominee, (E) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, (F) a written statement executed by the nominee acknowledging that as a director of the Corporation, the nominee will owe a fiduciary duty under Delaware law with respect to the Corporation and its stockholders and will act in the best interests of the Corporation and its stockholders and not in the interests of individual constituencies, (G) a written questionnaire with respect to the background and qualification of such person, completed and executed by such person, which questionnaire shall be provided by the secretary upon written request of any such stockholder within five (5) business days of such written request; (H) a written representation and agreement, in the form provided by the secretary upon written request of such stockholder within five (5) business days of such written request, that such person (i) is not and will not become a party to (x) any agreement, arrangement or understanding (whether written or oral) with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (for purposes of this Section 2.4, a “Voting Commitment”) that has not been disclosed to the Corporation or (y) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation and (iii) if elected as a director of the Corporation, will comply with all applicable rules or regulations of any stock exchange applicable to the Corporation and all applicable publicly disclosed corporate governance, policies and guidelines of the Corporation applicable to directors, (I) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three (3) years, and any other material relationships, between or among such stockholder, any Stockholder Associated Person or any of its or their respective affiliates and associates, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, on the other hand, including all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder, any Stockholder Associated Person or any of its or their respective affiliates and associates were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant, (J) a description of any position of such person as an officer or director of any principal competitor of the Corporation within the three (3) years preceding the submission of the notice, and (K) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election or re-election of the nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including such person’s written consent to being named as a nominee in a proxy statement and form of proxy relating to the meeting at which directors are to be elected, to the public disclosure of information regarding or related to such person provided to the Corporation by such person or otherwise pursuant to this Section 2.4 and to serving a full term as a director of the Corporation if elected); and

(2) as to such stockholder giving notice, (A) the information required to be provided pursuant to clauses (2) through (15) of Section 2.4(i)(b) above, and the supplement referenced in the second sentence of Section 2.4(i)(b) above (except that the references to “business” in such clauses shall instead refer to nominations of directors for purposes of this paragraph), and (B) (x) a statement whether either such stockholder or Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of a number of the Corporation’s voting shares reasonably believed by such stockholder or Stockholder Associated Person to be necessary to elect or re-elect such nominee(s) and (y) a statement that such stockholder or any Stockholder Associated Person intends to solicit proxies from holders of shares representing at least sixty-seven percent (67%) of the voting power of shares entitled to vote on the election of directors in support of such nominee or nominees other than the Corporation’s nominees, in accordance with Rule 14a-19 under the 1934 Act, and the name of each participant (as defined in Item 4 of Schedule 14A under the 1934 Act) in such solicitation (such information provided and statements made as required by clauses (A) and (B) above, a “Nominee Solicitation Statement”). Notwithstanding the foregoing, if such stockholder or any Stockholder Associated Person no longer plans to solicit proxies in accordance with its representation pursuant to clause (B) above, such stockholder shall inform the Corporation of this change by delivering a writing to the secretary of the Corporation at the principal executive offices of the Corporation no later than two (2) business days after the occurrence of such change.

(c) At the request of the Board of Directors, any person nominated by a stockholder for election or re-election as a director must furnish to the secretary of the Corporation within five (5) business days of such written request (1) that information required to be set forth in the stockholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person’s nomination was given and (2) such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director or audit committee financial expert of the Corporation under applicable law, securities exchange rule or regulation, or any publicly-disclosed corporate governance guideline or committee charter of the Corporation and (3) that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee; in the absence of the furnishing of such information if requested, such stockholder’s nomination shall not be considered in proper form pursuant to this Section 2.4(ii).

(d) Without exception, no person shall be eligible for election or re-election as a director of the Corporation at an annual meeting of stockholders unless nominated in accordance with the provisions set forth in this Section 2.4(ii). Any person who has been determined by a majority of the Board of Directors to have violated Section 3.13 of these Bylaws or a Board Confidentiality Policy (as defined below) while serving as a director of the Corporation in the preceding five (5) years shall also be ineligible to be nominated to serve as a member of the Board of Directors, absent a prior waiver for such nomination approved by directors representing two-thirds of the total authorized number of directors Board of Directors. In addition, a nominee shall not be eligible for election or re-election if a stockholder or

Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the annual meeting shall, if the facts warrant, determine and declare at the annual meeting that a nomination was not made in accordance with the provisions prescribed by these Bylaws, and if the chairperson should so determine, he or she shall so declare at the annual meeting, and the defective nomination shall be disregarded.

(iii) Advance Notice of Director Nominations for Special Meetings.

(a) For a special meeting of stockholders at which directors are to be elected or re-elected (provided that the Board of Directors has determined that directors shall be elected or re-elected at such meeting), nominations of persons for election or re-election to the Board of Directors shall be made only (1) by or at the direction of the Board of Directors or (2) by any stockholder of the Corporation who (A) is a stockholder of record at the time of the giving of the notice required by this Section 2.4(iii) and on the record date for the determination of stockholders entitled to vote at the special meeting, (B) delivers a timely written notice of the nomination to the secretary of the Corporation that includes the information set forth in Sections 2.4(ii)(b) and (ii)(c) above, (C) has complied in all respects with the requirements of Section 14 of the 1934 Act, including, without limitation, if applicable, the requirements of Rule 14a-19 (as such rule and regulations may be amended from time to time by the SEC, including any SEC Staff interpretations relating thereto), and (D) has been determined to have satisfied the requirements of this Section 2.4(iii) by the Board or an executive officer designated thereby. In no event shall an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for providing such notice. To be timely, such notice must be received by the secretary at the principal executive offices of the Corporation (x) not earlier than 5:00 p.m. Eastern Time on the one hundred and twentieth (120th) day prior to such special meeting and (y) not later than 5:00 p.m. Eastern Time on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected or re-elected at such meeting.

(b) A person shall not be eligible for election or re-election as a director at a special meeting unless the person is nominated (i) by or at the direction of the Board of Directors or (ii) by a stockholder in accordance with the notice procedures set forth in this Section 2.4(iii). In addition, a nominee shall not be eligible for election or re-election if a stockholder or Stockholder Associated Person, as applicable, takes action contrary to the representations made in the Nominee Solicitation Statement applicable to such nominee or if the Nominee Solicitation Statement applicable to such nominee contains an untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading. The chairperson of the special meeting shall, if the facts warrant, determine and declare at the meeting that a nomination or business was not made in accordance with the procedures prescribed by these Bylaws, and if the chairperson should so determine, he or she shall so declare at the meeting, and the defective nomination or business shall be disregarded.

(iv) Other Requirements and Rights.

(a) In addition to the foregoing provisions of this Section 2.4, a stockholder must also comply with all applicable requirements of state law and of the 1934 Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.4. Nothing in this Section 2.4 shall be deemed to affect any rights of: (x) a stockholder to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act; or (y) the Corporation to omit a proposal from the Corporation’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the 1934 Act.

(b) Notwithstanding the foregoing provisions of this Section 2.4, unless otherwise required by law, no stockholder shall solicit proxies in support of director nominees other than the Corporation’s nominees unless such stockholder has complied with Rule 14a-19 under the 1934 Act in connection with the solicitation of such proxies, including the provision to the Corporation of notices required thereunder in a timely manner. If (i) any stockholder provides notice pursuant to Rule 14a-19(b) under the 1934 Act and (ii) such stockholder subsequently fails to comply with the requirements of Rule 14a-19(a)(2) or (3) under the 1934 Act, then the Corporation shall disregard any proxies for any proposed nominees on the Corporation’s proxy card other than the Corporation’s nominees (and any such proposed nominee(s) shall be disqualified), notwithstanding that proxies in favor thereof may have been received by the Corporation. If any stockholder provides notice pursuant to Rule 14a-19(b) under the 1934 Act, such stockholder shall deliver to the secretary, no later than 5:00 p.m. Eastern Time on the fifth (5th) business day prior to the applicable meeting, reasonable evidence that the requirements of Rule 14a-19(a)(3) under the 1934 Act have been satisfied.

(c) Notwithstanding the foregoing provisions of this Section 2.4, unless otherwise required by law, if the stockholder (or a Qualified Representative of the stockholder (as defined below)) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.4(iv)(c), to be considered a “Qualified Representative” of a stockholder, a person must be a duly authorized officer, manager, trustee or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as a proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction thereof, at the meeting. The secretary of the Corporation, or any other person who shall be appointed to serve as secretary of the meeting, may require, on behalf of the Corporation, reasonable and appropriate documentation to verify the status of a person purporting to be a “Qualified Representative” for purposes hereof.

(d) Any written notice, supplement, update or other information required to be delivered by a stockholder to the Corporation pursuant to this Section 2.4 must be given by (i) hand delivery (including use of a delivery service), by registered or certified mail, postage prepaid, or by sending such notice by overnight express courier, to the secretary at the principal executive offices of the Corporation, and (ii) facsimile, electronic mail or other form of electronic transmission to the secretary.

(v) Certain Definitions.

For purposes of this Section 2.4, references to “business day” shall mean any day, other than a Saturday, Sunday, or day on which commercial banks are required or authorized to be closed in Wilmington, Delaware and “affiliate” and “associate” shall have the meanings ascribed thereto in Rule 405 under the Securities Act of 1933, as amended; provided, however, that the term “partner” as used in the definition of “associate” shall not include any limited partner that is not involved in the management of the relevant partnership. For purposes of this Section 2.4, a “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling, directly or indirectly, or Acting in Concert with, such stockholder, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder and on whose behalf the proposal or nomination, as the case may be, is being made, or (iii) any person controlling, controlled by or under common control with such person referred to in the preceding clauses (i) and (ii). Additionally, a person shall be deemed to be “Acting in Concert” with another person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert with, or toward a common goal relating to the management, governance or control of the Corporation in substantial parallel with, such other person where (1) each person is conscious of the other person’s conduct or intent and this awareness is an element in their decision-making processes and

(2) at least one additional factor suggests that such persons intend to act in concert or in substantial parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions or making or soliciting invitations to act in concert or in substantial parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) (or any successor provision) of the 1934 Act by way of a proxy or consent solicitation statement filed on Schedule 14A. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person.

2.5 NOTICE OF STOCKHOLDERS’ MEETINGS.

Notice of the place, if any, date, and time of all meetings of the stockholders, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, shall be given, not less than ten (10) nor more than sixty (60) days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or required by law (meaning, here and hereinafter, as required from time to time by the DGCL or the Certificate of Incorporation of the Corporation).

2.6 ADJOURNED MEETING; NOTICE.

Notwithstanding Section 2.7 of these Bylaws, the chairperson of the meeting shall have the power to adjourn the meeting to another time, date and place (if any) regardless of whether a quorum is present, at any time and for any reason. Any meeting of stockholders, annual or special, may be adjourned from time to time (including an adjournment taken to address a technical failure to convene or continue a meeting using remote communication). When a meeting is adjourned to another time or place, unless these Bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken, or are provided in any other manner permitted by the DGCL. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If, after the adjournment, a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for determining stockholders entitled to notice of such adjourned meeting [in accordance with Section 213(a) of the DGCL and Section 2.12 of these Bylaws], and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. To the fullest extent permitted by law, if a quorum is present at the original meeting, it shall also be deemed present at the adjourned meeting.

2.7 QUORUM.

At any meeting of stockholders, the holders of a majority of the voting power of all issued and outstanding stock entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum for the transaction of business, except to the extent that the presence of a larger number may be required by law or the rules of any stock exchange upon which the Corporation’s securities are listed. Where a separate vote by a class or series or classes or series is required by the Certificate of Incorporation, a majority of the voting power of all issued and outstanding shares of such class or series or classes or series, present in person or represented by proxy at the meeting, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the Certificate of Incorporation or these Bylaws.

A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum, including, to the fullest extent permitted by law, at any adjournment thereof (unless a new record date is fixed for the adjourned meeting). If a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) if directed by to be voted on by the chairperson of the meeting, the holders of a majority of the voting power of all issued and outstanding stock entitled to vote at the meeting, present in person or represented by proxy at the meeting, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.8 CONDUCT OF BUSINESS.

The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including the manner of voting and the conduct of business. The chairperson of any meeting of stockholders shall be designated by the Board of Directors; in the absence of such designation, the chairperson of the Board of Directors, if any, the chief executive officer (in the absence of the chairperson) or the president (in the absence of the chairperson of the Board of Directors and the chief executive officer), or in their absence any other executive officer of the Corporation, shall serve as chairperson of the stockholder meeting. The chairperson shall have the power to recess the meeting or adjourn the meeting to another place, if any, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting. The Secretary of the Corporation shall act as secretary of the meeting, but in such person’s absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

2.9 VOTING.

(i) The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.12 of these Bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

(ii) Except as may be otherwise provided in the Certificate of Incorporation or these Bylaws, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

(iii) Unless a different or minimum vote is required by law, the rules or regulations of any stock exchange applicable to the Corporation, the Certificate of Incorporation or these Bylaws, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes cast by holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of shares of such class or series or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series, except as otherwise provided by law, the Certificate of Incorporation or these Bylaws.

2.10 NO STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING.

Subject to the rights of the holders of the shares of any series of preferred stock or any other class of stock or series thereof that have been expressly granted the right to take action by written consent, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

2.11 WAIVER OF NOTICE.

Whenever notice is required to be given under any provision of the DGCL or of the Certificate of Incorporation or these Bylaws to a stockholder, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

2.12 RECORD DATE FOR STOCKHOLDER NOTICE; VOTING.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may, except as otherwise required by law, fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.

If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at 5:00 p.m. Eastern Time on the day next preceding the day on which notice is given or, if notice is waived, at 5:00 p.m. Eastern Time on the day next preceding the day on which the meeting is held.

A determination of stockholders of record entitled to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.12 of the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall be not more than sixty (60) days prior to such action. If no such record date is fixed, the record date for determining stockholders for any such purpose shall be at 5:00 p.m. Eastern Time on the day on which the Board of Directors adopts the resolution relating thereto.

2.13 PROXIES.

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by a written proxy or by proxy authorized by a transmission permitted by law, filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be deemed signed if the stockholder’s name is placed on the proxy (whether by manual signature, typewriting, electronic or telegraphic transmission or otherwise) by the stockholder or the stockholder’s attorney-in-fact. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212(e) of the DGCL. Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for exclusive use by the Board.

2.14 INSPECTORS OF ELECTION.

Before any meeting of stockholders, the Board of Directors shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The number of inspectors shall be either one (1) or three (3). If any person appointed as inspector fails to appear or fails or refuses to act, then the chairperson of the meeting may, and upon the request of any stockholder or a stockholder’s proxy shall, appoint a person to fill that vacancy.

Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed and designated shall (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each share; (ii) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots; (iii) count all votes and ballots; (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspector or inspectors' count of all votes and ballots; (vi) determine when the polls shall open and close; (vii) determine the result; and (viii) do any other acts that may be proper to conduct the election or vote with fairness to all stockholders. The inspector(s) may appoint or retain other persons or entities to assist the inspector(s) in the performance of the duties of the inspector(s).

In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspector or inspectors may consider such information as is permitted by applicable law. No ballot, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspector(s) after the closing of the polls unless the Court of Chancery of the State of Delaware (the “Court of Chancery”), upon application by a stockholder, shall determine otherwise.

If there are three (3) inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

Article III

DIRECTORS

3.1 POWERS.

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors except as may be otherwise provided in the DGCL or Certificate of Incorporation.

3.2 NUMBER OF DIRECTORS.

The Board of Directors shall consist of one or more members, each of whom shall be a natural person. Subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time solely by the Board of Directors, pursuant to a resolution adopted by a majority of the Board of Directors.

3.3 ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS.

Subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the Board of Directors is divided into three classes designated as Class I, Class II and Class III, respectively. Each class consists, as nearly as possible, of one-third of the total number of such directors. Except as provided in Section 3.4 of these Bylaws, each director, including a director elected to fill a vacancy, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. At each annual meeting of stockholders following 2015, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Directors need not be stockholders unless so required by the Certificate of Incorporation or these Bylaws. The Certificate of Incorporation or these Bylaws may prescribe other qualifications for directors.

3.4 RESIGNATION AND VACANCIES.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Acceptance of such resignation shall not be necessary to make it effective. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

Unless otherwise provided in the Certificate of Incorporation or these Bylaws, (i) newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class or (ii) vacancies resulting from death, resignation, retirement, disqualification, removal from office or other causes shall, unless otherwise required by law, be filled only by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders). If the directors are divided into classes, a person so elected by the directors then in office to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

3.5 PLACE OF MEETINGS; MEETINGS BY TELEPHONE.

The Board of Directors of the Corporation may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting of the Board of Directors, or any committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

3.6 REGULAR MEETINGS.

Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

3.7 SPECIAL MEETINGS; NOTICE.

Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the president, any vice president, the secretary or a majority of the authorized number of directors.

Notice of the time and place of special meetings shall be (i) delivered personally by courier or telephone to each director, (ii) sent by first-class mail, postage prepaid, (iii) sent by facsimile, or (iv) by electronic mail, directed to each director at that director’s address, telephone number, facsimile number or electronic mail address as it is shown on the records of the Corporation. If the notice is mailed, it shall be deposited in the United States mail at least four (4) days before the time of the holding of the meeting. If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered at least twenty-four (24) hours before the time of the holding of the meeting, or on such shorter notice as the person or persons calling such meeting may deem necessary and appropriate in the circumstances. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. Notice of any meeting need not be given to any director who shall, either before or after the meeting, submit a waiver of such notice or who shall attend such meeting except attendance for the express purpose of objecting at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened. The notice need not specify the purpose of the meeting, and unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

3.8 QUORUM AND VOTING.

At all meetings of the Board of Directors, a majority of the total authorized number of directors shall constitute a quorum for the transaction of business and the vote of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute or by the Certificate of Incorporation. If a quorum is not present at any meeting of the Board of Directors, then the majority of directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 WAIVER OF NOTICE.

Whenever notice is required to be given under any provision of the DGCL or of the Certificate of Incorporation or these Bylaws to a director, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

3.10 BOARD ACTION BY WRITTEN CONSENT WITHOUT A MEETING.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Written consents representing actions taken by the board or committee may be executed by telex, telecopy or other facsimile transmission, and such facsimile shall be valid and binding to the same extent as if it were an original. Such action by written consent shall have the same force and effect as a unanimous vote of the Board of Directors.

3.11 FEES AND COMPENSATION OF DIRECTORS.

Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board of Directors shall have the authority to fix the compensation of directors. No such compensation shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

3.12 REMOVAL OF DIRECTORS.

Unless otherwise restricted by statute, by the Certificate of Incorporation or by these Bylaws, any director or the entire Board of Directors may be removed, but only for cause, by the holders of a majority of the shares then entitled to vote at an election of directors, voting together as a single class.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

3.13 Confidentiality.

Each director shall maintain the confidentiality of, and shall not share with any third party person or entity (including third parties that originally sponsored, nominated or designated such director (the “Sponsoring Party”)), any non-public information learned in their capacities as directors, including communications among members of the Board of Directors in their capacities as directors. The Board of Directors may adopt a board confidentiality policy further implementing and interpreting this bylaw (a

“Board Confidentiality Policy”). All directors are required to comply with this bylaw and any such Board Confidentiality Policy unless such director or the Sponsoring Party for such director has entered into a specific written agreement with the Corporation, in either case as approved by the Board, providing otherwise with respect to such confidential information.

3.14 EMERGENCY BYLAWS.

To the fullest extent permitted by law, in the event of any emergency, disaster or catastrophe, as referred to in Section 110 of the DGCL, or other similar emergency condition, the Board of Directors may adopt emergency bylaws.

Article IV

COMMITTEES

4.1 COMMITTEES OF DIRECTORS.

The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt or recommend any action or matter (other than election or removal of directors) expressly required by the DGCL to be submitted to stockholders or (b) amend the Bylaws of the Corporation.

4.2 COMMITTEE MINUTES.

Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required.

4.3 MEETINGS AND ACTION OF COMMITTEES.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings and meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings; notice);

(iv) Section 3.8 (quorum; voting);

(v) Section 3.9 (waiver of notice); and

(vi) Section 3.10 (action without a meeting)

with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board of Directors and its members. However:

(a) the time of regular meetings of committees may be determined either by resolution of the Board of Directors or by resolution of the committee;

(b) special meetings of committees may also be called either by resolution of the Board of Directors or by resolution of the committee; and

(c) notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board of Directors may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.

Any provision in the Certificate of Incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the Certificate of Incorporation or these Bylaws.

4.4 SUBCOMMITTEES.

Unless otherwise provided in the Certificate of Incorporation, these Bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

Article V

OFFICERS

5.1 OFFICERS.

The officers of the Corporation shall be a chief executive officer and a secretary. The Corporation may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a Lead Non-Management Director, a vice chairperson of the Board of Directors, a president, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same person.

5.2 APPOINTMENT OF OFFICERS.

The officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Sections 5.3 or 5.5 of these Bylaws, shall be appointed by the Board of Directors, subject to the rights, if any, of an officer under any contract of employment.

5.3 SUBORDINATE OFFICERS.

The Board of Directors may appoint, or empower the chief executive officer or the president to appoint, such other officers and agents as the business of the Corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board of Directors may from time to time determine.

5.4 REMOVAL AND RESIGNATION OF OFFICERS.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board of Directors or, except in the case of an officer chosen by the Board of Directors, by any officer upon whom such power of removal may be conferred by the Board of Directors.

Any officer may resign at any time by giving written or electronic notice to the attention of the secretary of the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the officer. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 VACANCIES IN OFFICES.

Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors.

5.6 THE CHAIRPERSON OF THE BOARD.

The chairperson of the Board of Directors shall have the powers and duties customarily and usually associated with the office of the chairperson of the Board of Directors. The chairperson of the Board of Directors shall preside at meeting of the stockholders and of the Board of Directors.

5.7 LEAD NON-MANAGEMENT DIRECTOR.

The Board of Directors may, in its discretion, elect a lead non-management director from among its members that are Independent Directors (as defined below) (such director, the “Lead Non-Management Director”). The Lead Non-Management Director shall preside at all meetings at which the chairperson of the Board of Directors is not present and shall exercise such other powers and duties as may from time to time be assigned to such person by the Board of Directors or as prescribed by these Bylaws. For purposes of these Bylaws, “Independent Director” has the meaning ascribed to such term under the rules of the exchange upon which the Corporation’s common stock is primarily traded.

5.8 THE VICE CHAIRPERSON OF THE BOARD.

The vice chairperson of the Board of Directors, if any has been appointed or elected, shall have the powers and duties customarily and usually associated with the office of the vice chairperson of the Board of Directors. In the case of absence or disability of the chairperson of the Board of Directors and the Lead Non-Management Director, the vice chairperson of the Board of Directors shall perform the duties and exercise the powers of the chairperson of the Board of Directors.

5.9 CHIEF EXECUTIVE OFFICER.

Subject to such supervisory powers, if any, as may be given by the Board of Directors to the chairperson of the board, if any, the chief executive officer of the Corporation shall, subject to the control of the Board of Directors, have ultimate authority for decisions relating to the supervision, direction and management of the affairs and the business of the Corporation customarily and usually associated with the position of chief executive officer, including, without limitation, all powers necessary to direct and control the organizational and reporting relationships within the Corporation. In the absence or nonexistence of a chairperson of the Board of Directors and Lead Non-Management Director, he or she shall preside at all meetings of the Board of Directors and stockholders and shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation and shall have such other powers and duties as may be prescribed or delegated by the Board of Directors or these Bylaws.

5.10 PRESIDENT.

Subject to such supervisory powers, if any, as may be given by the Board of Directors to the chairperson of the board (if any) or the chief executive officer, the president shall have general supervision, direction, and control of the business and other officers of the Corporation. He or she shall have the general powers and duties of management usually vested in the office of president of a corporation and such other powers and duties as may be prescribed or delegated by the Board of Directors or these Bylaws. In the event of the absence or disability of the chief executive officer, the president shall perform the duties and exercise the powers of the chief executive officer unless otherwise determined by the Board of Directors.

5.11 VICE PRESIDENTS.

In the absence or disability of the chief executive officer and president, the vice presidents, if any, in order of their rank as fixed by the Board of Directors or, if not ranked, a vice president designated by the Board of Directors, shall perform all the duties of the president and when so acting shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties as from time to time may be prescribed or delegated to them respectively by the Board of Directors, these Bylaws, the president or the chairperson of the board.

5.12 SECRETARY AND ASSISTANT Secretaries.

(i) The secretary shall attend meetings of the Board of Directors and meetings of the stockholders and record all votes and minutes of all such proceedings in a book or books kept for such purpose.

The secretary shall keep or cause to be kept, at the principal executive office of the Corporation or such other place as the Board of Directors may direct, a book of minutes of all meetings and actions of directors, committees of directors, and stockholders. The minutes shall show the time and place of each meeting, the names of those present at directors’ meetings or committee meetings, the number of shares present or represented at stockholders’ meetings, and the proceedings thereof.

The secretary shall give, or cause to be given, notice of all meetings of the stockholders and of the Board of Directors required to be given by law or by these Bylaws. He or she shall keep the seal of the Corporation, if one be adopted, in safe custody and shall have such other powers and perform such other duties as may be prescribed or delegated by the Board of Directors or by these Bylaws.

(ii) Each assistant secretary shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer, the president or the secretary. In the event of the absence, inability or refusal to act of the secretary, the assistant secretary (or if there shall be more than one, the assistant secretaries in the order determined by the board of directors) shall perform the duties and exercise the powers of the secretary.

5.13 CHIEF FINANCIAL OFFICER and assistant treasurers.

(i) The chief financial officer shall be the treasurer of the Corporation. The chief financial officer shall have custody of the Corporation’s funds and securities, shall be responsible for maintaining the Corporation’s accounting records and statements, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, and shall deposit or cause to be deposited monies or other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The chief financial officer shall also maintain adequate records of all assets, liabilities and transactions of the Corporation and shall assure that adequate audits thereof are currently and regularly made. The chief financial officer shall have all such further powers and duties as are customarily and usually associated with the position of chief financial officer, or as may from time to time be assigned to him or her by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer or the president.

(ii) Each assistant treasurer shall have such powers and perform such duties as may from time to time be assigned to him or her by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer, the president or the chief financial officer. In the event of the absence, inability or refusal to act of the chief financial officer, the assistant treasurer (or if there shall be more than one, the assistant treasurers in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the chief financial officer.

5.14 REPRESENTATION OF SHARES OF OTHER CORPORATIONS.

The chairperson of the board, the chief executive officer, the president, any vice president, the chief financial officer, the secretary or assistant secretary of this Corporation, or any other person authorized by the Board of Directors or the chief executive officer or the president or a vice president, is authorized to vote, represent, and exercise on behalf of this Corporation all rights incident to any and all shares of any other corporation or corporations held by this Corporation. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by the person having such authority.

5.15 AUTHORITY AND DUTIES OF OFFICERS.

In addition to the foregoing authority and duties, all officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated or delegated from time to time by the Board of Directors.

Article VI

INDEMNIFICATION

6.1 indemnification of directors and officers in third party proceedings.

Subject to the other provisions of this Article VI, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director of the Corporation or an officer of the Corporation, or while a director of the Corporation or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful; provided, however, that except as provided in Section 6.1 of this Article VI with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

6.2 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION.

Subject to the other provisions of this Article VI, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

6.3 SUCCESSFUL DEFENSE.

To the extent that a present or former director or officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 6.1 or Section 6.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

6.4 INDEMNIFICATION OF OTHERS.

Subject to the other provisions of this Article VI, the Corporation shall have power to indemnify its employees and its agents to the extent not prohibited by the DGCL or other applicable law. The Board of Directors shall have the power to delegate the determination of whether employees or agents shall be indemnified to such person or persons as the Board of Directors of the Corporation determines.

6.5 ADVANCED PAYMENT OF EXPENSES.

Expenses (including attorneys’ fees) incurred by an officer or director of the Corporation in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VI or the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems reasonably appropriate and shall be subject to the Corporation’s expense guidelines. The right to advancement of expenses shall not apply to any claim for which indemnity is excluded pursuant to these Bylaws, but shall apply to any Proceeding referenced in Section 6.6(ii) or 6.6(iii) prior to a determination that the person is not entitled to be indemnified by the Corporation.

6.6 LIMITATION ON INDEMNIFICATION.

Subject to the requirements in Section 6.3 and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article VI in connection with any Proceeding (or any part of any Proceeding):

(i) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(ii) for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(iii) for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);

(iv) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (a) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (c) otherwise required to be made under Section 6.7 or (d) otherwise required by applicable law; or

(v) if prohibited by applicable law; provided, however, that if any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, legality and enforceability of the remaining provisions of this Article VI (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Article VI (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

6.7 DETERMINATION; CLAIM.

If a claim for indemnification or advancement of expenses under this Article VI is not paid in full within 90 days after receipt by the Corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Corporation shall indemnify such person against any and all expenses that are incurred by such person in connection with any action for indemnification or advancement of expenses from the Corporation under this Article VI, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.

6.8 NON-EXCLUSIVITY OF RIGHTS.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation or these Bylaws or any statute, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.

6.9 INSURANCE.

The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

6.10 SURVIVAL.

The rights to indemnification and advancement of expenses conferred by this Article VI shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

6.11 EFFECT OF REPEAL OR MODIFICATION.

Any amendment, alteration or repeal of this Article VI shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to such amendment, alteration or repeal.

6.12 CERTAIN DEFINITIONS.

For purposes of this Article VI, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.

Article VII

RECORDS AND REPORTS

7.1 MAINTENANCE AND INSPECTION OF RECORDS; list of stockholders entitled to vote.

The Corporation shall, either at its principal executive offices or at such place or places as designated by the Board of Directors, keep a record of its stockholders listing their names and addresses and the number and class of shares held by each stockholder, a copy of these Bylaws as amended to date, accounting books, and other records.

The officer who has charge of the stock ledger of the Corporation shall, at least ten (10) days before every meeting of stockholders, prepare and make a complete list of stockholders entitled to vote at any meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date), arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in his or her name.

The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of ten (10) days prior to the meeting (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s executive offices. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present during the whole time of the meeting. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Notwithstanding the foregoing, the Corporation may maintain and authorize examination of the list of stockholders required by this Section 7.1 in any manner expressly permitted by the DGCL at the time.

This list shall presumptively determine (a) the identity of the stockholders entitled to examine such stock list and to vote at the meeting and (b) the number of shares held by each of them.

Article VIII

stock

8.1 STOCK CERTIFICATES.

The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Each holder of stock represented by certificates shall be entitled to a certificate signed by, or in the name of the Corporation by, the president or a vice president, and by the secretary or an assistant secretary, or the chief financial officer or an assistant treasurer, certifying the number of shares owned by him or her. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue. Notwithstanding any other provision in these Bylaws, the Corporation may adopt a system of issuance, recordation and transfer of shares of the Corporation by electronic or other means not involving any issuance of certificates, including provisions for notice to purchasers in substitution for any required statements on certificates, and as may be required by applicable corporate securities laws, which system has been approved by the Securities and Exchange Commission. Any system so adopted shall not become effective as to issued and outstanding certificated securities until the certificates therefor have been surrendered to the Corporation.

8.2 LOST, STOLEN OR DESTROYED CERTIFICATES.

Except as provided in this Section 8.2, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and canceled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate previously issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

8.3 SPECIAL DESIGNATION ON CERTIFICATES.

If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this Section 8.3 or Sections 156, 202(a) or 218(a) of the DGCL or with respect to this Section 8.3 a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

8.4 TRANSFER OF STOCK.

Transfers of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer; provided, however, that such succession, assignment or authority to transfer is not prohibited by the Certificate of Incorporation, these Bylaws, applicable law or contract.

8.5 STOCK TRANSFER AGREEMENTS.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Article IX

GENERAL MATTERS

9.1 CHECKs.

From time to time, the Board of Directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the Corporation, and only the persons so authorized shall sign or endorse those instruments.

9.2 EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS.

The Board of Directors, except as otherwise provided in these Bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

9.3 CONSTRUCTION; DEFINITIONS.

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

9.4 DIVIDENDS.

The directors of the Corporation, subject to any restrictions contained in (a) the DGCL or (b) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock.

The directors of the Corporation may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

9.5 FISCAL YEAR.

The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.

9.6 REGISTERED STOCKHOLDERS.

The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

9.7 TIME PERIODS.

In applying any provision of these Bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the date of the event shall be included.

Article X

NOTICES

10.1 NOTICE BY ELECTRONIC TRANSMISSION.

Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate of Incorporation or these Bylaws, any notice shall be effective if given by a form of electronic transmission in the manner provided in Section 232 of the DGCL.

10.2 NOTICE TO STOCKHOLDERS SHARING AN ADDRESS.

Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.

10.3 NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL.

Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

Article XI

AMENDMENTS

These Bylaws may be adopted, amended, or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any Bylaw inconsistent with the following provisions of these Bylaws: Article II, Sections 3.1, 3.2, 3.3, 3.4, and 3.12 of Article III, Article VI and this Article XI (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other Bylaw). The Board of Directors shall also have the power to adopt, amend or repeal Bylaws; provided, however, that a Bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors.

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